ImmuCell Secures $2 Million in Debt Financing

PORTLAND, ME -- (Marketwired - March 02, 2017) - ImmuCell Corporation (NASDAQ: ICCC), a growing animal health company that is developing, manufacturing and selling products that improve health and productivity in the dairy and beef industries, today announced that it has secured $2 million in additional bank debt financing.

During the first quarter of 2016, the Company entered into bank debt agreements covering certain additional credit facilities with TD Bank N.A. aggregating approximately $4.5 million. As a result of loan amendments entered into with TD Bank N.A. on March 1, 2017, these credit facilities now aggregate up to $6.5 million. These credit facilities are secured by substantially all Company assets and are subject to certain financial covenants. There are presently no amounts outstanding under these facilities.

Largely as a result of two equity financings completed during 2016, the Company had cash and investments of $10.6 million as of December 31, 2016. As of December 31, 2016, approximately $2.1 million had been paid towards the $20 million investment budget for the construction of the Company's commercial-scale Nisin production facility.

"Together with cash from current and future operations, the expansion of the existing credit facilities fully funds our construction and equipment budgets," commented Michael F. Brigham, President and CEO. "Construction is advancing on plan and photographs of the progress can be viewed on the "What's New" page of our website."

The Company had approximately $3.012 million in bank debt outstanding as of December 31, 2016 under a 2010 mortgage and a 2015 second mortgage of the Company's headquarters at 56 Evergreen Drive in Portland, Maine.

About ImmuCell

ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: (http://www.immucell.com).

Safe Harbor Statement:

This Press Release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by current products and products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the amount and timing of future investments in facility modifications and production equipment; the future adequacy of our working capital and the availability and cost of third party financing; timing and future costs of a facility to produce the Drug Substance (active pharmaceutical ingredient) for Mast Out®; the timing and outcome of pending or anticipated applications for regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future realization of deferred tax assets; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance for Mast Out®; factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors' ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as "expects", "may", "anticipates", "aims", "intends", "would", "could", "should", "will", "plans", "believes", "estimates", "targets", "projects", "forecasts" and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, actual as compared to expected or estimated costs of expanding our manufacturing facilities, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors.

Contacts:
Michael F. Brigham
President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com